UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

 Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

 Date of Report (date of earliest event reported): April 9, 2025

Expion360 Inc.

(Exact name of registrant as specified in its charter)

Nevada	001-41347	81-2701049
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation or organization)	File Number)	Identification No.)

2025 SW Deerhound Avenue
Redmond, OR 97756
(Address of principal executive offices and zip code)

(541) 797-6714

(Registrant's telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	XPON	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company [X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act [  ]

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Approval of 2025 Employee Incentive Plan

On April 9, 2025, the Compensation Committee of the Board of Directors (the “Committee”) of Expion360, Inc. (the “Company”) approved the 2025 Employee Incentive Plan (the “2025 Plan”), which is applicable to the Company’s executive officers and employees. The 2025 Plan provides, among other things, for the payment of cash incentive bonuses (“Cash Bonuses”) to the executive officers of the Company, including Brian Schaffner, Chief Executive Officer and Interim Chief Financial Officer; Paul Shoun, President; and Carson Heagen, Chief Operating Officer. Cash Bonuses are payable to the executive officers based upon the achievement of pre-determined performance milestones selected by the Committee that are aligned with the Company’s strategic objectives and intended to create long-term value for stockholders (the “Cash Bonus Plan”).

Primary Components of Cash Bonus Plan

The primary components of the Cash Bonus Plan, including the performance milestones, potential payment amounts and eligible recipients, are summarized in the table below:

Performance Milestone	Potential Payment	Eligible Recipient
Net Sales Targets • $15.0 million of net sales for 2025 • $20.0 million of net sales for 2025 • $25.0 million of net sales for 2025	5% of base salary	Brian Schaffner Paul Shoun Carson Heagen
Financial Reporting Objectives • Timely filing of SEC reports • Clean audit report	10% of base salary	Brian Schaffner

Operational Efficiency Projects

•         CRM implementation for sales and tech support teams (Q1)

•         Launch of E360 app for customers (Q2)

•         Implementation of project management software (Q3)

•         Security review and implementation (Q4)

	10% of base salary (2.5% for timely completion of each of four individual projects)	Carson Heagen
Product Certification • UL Certification for Home Energy Storage Systems	10% of base salary	Paul Shoun Carson Heagen
Joint Venture Completion • Execution of definitive agreement • Achievement of initial funding objectives	$100,000 $100,000 $50,000	Brian Schaffner Paul Shoun Carson Heagen
Liquidity Improvement • Increase in trading price of common stock • Exercise of outstanding warrants for cash	Small percentage of cash generated from exercise of outstanding warrants	Brian Schaffner Paul Shoun Carson Heagen

Additional Terms of Cash Bonus Plan

The Cash Bonuses will be calculated by reference to the base salary amounts set forth in the respective employment agreements with each executive officer (not by reference to any lower amounts resulting from a voluntarily reduction in base salary).

The Cash Bonuses payable for achievement of the Net Sales Targets may be earned cumulatively (e.g., 15.0% may be earned for achievement of $25.0 million of net sales in 2025). There will be no partial payment for achievement between the individual Net Sales Targets (no linear interpolation). Actual Company performance relative to the Net Sales Targets will be determined by the Committee by reference to the audited financial statements for the fiscal year ending December 31, 2025.

Cash Bonuses will be accrued as the relevant performance milestones are achieved. However, in order to preserve sufficient cash resources for ongoing operations and the build-out of inventory reserves, no Cash Bonuses (or any portion thereof) will be payable unless the Company has met a minimum cash balance target as of the relevant payment date, as determined by the Committee.

The executive officers may elect to be issued restricted stock units pursuant to the 2021 Incentive Award Plan in lieu of receiving Cash Bonuses (“Bonus RSUs”), subject to availability of reserved shares under the plan. The decision to receive Bonus RSUs will be made by the executive no later than December 31, 2025. If an executive elects to be issued Bonus RSUs, they will be valued based on the closing price of the Company’s common stock on the Nasdaq Capital Market on the grant date.

Executives must remain employed by the Company at the time Cash Bonuses are actually paid to be entitled to receive payment (or must be employed by the Company at the time Bonus RSUs are actually issued).

Disclaimer

The Net Sales Targets reflected above were adopted by the Committee solely for the purpose of determining potential payouts under the Cash Bonus Plan. The Net Sales Targets were adopted solely for internal purposes, should not be construed as financial guidance, and should not be relied upon as such. The Net Sales Targets should not be construed as a prediction of any future occurrences or events, nor as an estimate or guarantee of actual financial results to be expected in any particular period.

 SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EXPION360 INC.

Date: April 15, 2025	By:	/s/ Brian Schaffner
	Name:	Brian Schaffner
	Title:	Chief Executive Officer